EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Nos. 333-35887, 333-42182, 333-43081, 333-65327, 333-65329, 333-98811, 333-111076 and 333-111077 on Form S-8 of our reports dated May 13, 2005, relating to the consolidated financial statements and financial statement schedules of Mylan Laboratories Inc. and to management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Mylan Laboratories Inc. for the year ended March 31, 2005.

/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania
May 18, 2005